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                                                                    EXHIBIT 10.9


                                                   November 4, 2002
Mr. Lloyd H. Feller
3448 Clay Street
San Francisco, CA. 94118


Dear Lloyd:

        We are pleased to offer you a position as Executive Vice President, General Counsel and Secretary of Jefferies Group, Inc. ("Group") and Jefferies & Company, Inc. ("Jefferies") and you will also be a member of the Executive Committee of Jefferies. Initially, you will be based in our San Francisco office, it being understood that you will relocate to the New York area prior to the end of 2003 and thereafter will be based in Jefferies' New York and Stamford offices. This letter will govern the terms of your employment for a two year period from the commencement of your employment through the date which is two years thereafter (the "Term"). You will commence your employment at a mutually acceptable time and date. You will report to me in the exercise of your duties and responsibilities.

I.      COMPENSATION

        A. During the Term, you will receive a base salary at the rate of $250,000 per annum ("Base Salary"), payable in equal installments on approximately the 15th and last day of each month.

        B. Except as otherwise provided in Section III, subject to you remaining in the employ of Jefferies and/or Group on the date such payments are to be made, you will receive a guaranteed bonus for each year of the Term, in the amount of $650,000 ("Guaranteed Bonus"), which will be paid in equal quarterly installments.

        C. In addition to the foregoing, you may receive an additional discretionary bonus, the amount and payment of which shall be in Jefferies' sole discretion.

        D. When you commence employment, Jefferies shall invest in your name and on your behalf, $100,000 (which will be deemed compensation to you) in the Jefferies Employees Opportunity Fund.

        The amounts set forth in this Section I are gross amounts, and Jefferies shall be required to withhold from such amounts deductions with respect to Federal, state and local taxes, FICA, Medicare, unemployment compensation taxes and similar taxes, assessments or withholding requirements. You will be given the opportunity to participate in the Jefferies' Deferred


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Compensation Plan in 2003 and all other years in which such program is available to senior executives of Group and/or Jefferies.

         Jefferies will pay the expenses of your relocation from San Francisco to the New York area in accordance with Jefferies' policies with respect to reimbursement for relocation expenses. If any of such expenses are deemed income to you, Jefferies will pay you an additional sum to "gross up" the amount of such expenses that are deemed income to you so that you do not have any tax liability for such expenses. Jefferies agrees that you will not be required to relocate to New York until, at the earliest, October 1, 2003.

II.     RESTRICTED STOCK AND OPTIONS

        In addition to the foregoing, I will recommend to the Compensation Committee of Group that you receive 25,000 shares of restricted common stock of Group and options to purchase 25,000 shares of Group common stock. One-fifth of the restricted stock will vest on each of the first through fifth anniversaries of the date of grant. The options will be granted and priced at the closing price of Group common stock on the date this agreement is executed by both parties and will vest and become exercisable annually over a three year period from the date of grant.

        The grant of the restricted stock and options which are described above is contingent upon the approval of the Group Compensation Committee and the execution of a restricted stock agreement (in the form of Exhibit 1). If Jefferies terminates your employment for Cause (as defined herein) or you resign your employment without Good Reason (as defined herein) prior to the date the restricted stock and options would have vested, the restricted stock and options will be forfeited. In the event of termination of your employment by Jefferies without Cause or by you for Good Reason prior to the date the restricted stock and options would have vested, any unvested restricted stock will immediately vest and the options will become immediately exercisable.

        In the event of a "Change of Control" prior to the date the restricted stock and options would have vested if, but only if, such Change of Control results in an impact on your duties, any unvested restricted stock will immediately vest and the options will become immediately exercisable. For purposes hereof, a "Change of Control" will be defined as and shall occur (a) if any person (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (the "Act")) becomes a beneficial owner (as such term is used in Rule 13d-3 of the Act) of more than 51% of the voting stock of Jefferies or Group, (b) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, holders of Jefferies' or Group's securities entitled to vote generally in the election of directors of Jefferies or Group immediately prior to such transaction hold in the aggregate less than a majority of the then-outstanding securities of Jefferies or Group (or any successor company or entity) entitled to vote generally in the election of the directors of Jefferies or Group (or such other company or entity) after such transaction; or (c) a sale of all or substantially all of the assets of Jefferies or Group.



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III.    TERMINATION

        Termination by Jefferies

               A. We may terminate your employment under this agreement without Cause on thirty (30) days notice.

               B. We may terminate your employment under this agreement for Cause at any time by notifying you of such termination.

               C."Cause" shall mean a determination by the Board of Directors, subject to clause 6 below, that you have:

                        1. Committed an act that constitutes fraud;

                        2. Willfully engaged in misconduct that is (a)
                materially injurious to Jefferies, or (b) a material violation of Jefferies' internal policies or procedures, including but not limited to Jefferies Group, Inc.'s Statement of Employee Conduct, as amended from time to time;

                        3. Committed an act, which in the written opinion of
                counsel, will lead to your suspension or bar by any regulatory body or self-regulatory organization having jurisdiction over you;

                        4. Willfully failed to execute a directive of the
                Executive Committee or your supervisor or committed an act against the directive of the Executive Committee or your supervisor (unless such directive in either case would in your reasonable judgment result in act or failure to act that is illegal, a breach of a fiduciary duty or unethical); or

                        5. Negotiated or accepted employment with a competitor
                of Jefferies prior to your termination hereunder.

Termination by you

        A. You may terminate this Agreement at any time for Good Reason or without Good Reason by giving notice thereof at least thirty
                (30) days before the effective date of such termination.

        B.      "Good Reason" means

                        1. Any failure by Group and/or Jefferies to pay or provide the compensation and benefits, including the grant of the restricted stock and options, provided for in this agreement after (i) notice from you of such failure and (ii) a reasonable period of time within which to cure such failure; or.


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                        2.      (a) a change in your responsibilities which
                                represents a materially adverse change in your responsibilities as in effect at any time within the preceding three (3) months; (b) any change in your title, other than by promotion, or (c) termination of your membership on the Executive Committee of Jefferies or any committee or successor to that committee performing a substantially similar function; or

                        3. Any request or directive that you take any action, including any request or directive that you not take action, that in your reasonable judgment could involve you in an illegal act, breach of fiduciary duty or unethical conduct; provided, however, that for such request or directive to constitute Good Reason, you shall give notice of such concern to the Chairman of the Audit Committee and such request or directive shall not have been withdrawn or the action corrected within ten (10) days of such notice; or.

                        4. Any request that you relocate to any place other than the greater New York area (which includes Jefferies' Connecticut office), without your prior written agreement to relocate, except for reasonably required business travel.

Severance Benefits

               A. If your employment under this agreement is terminated on or before the end of the Term by us without Cause or by you for Good Reason, we shall pay you a lump sum cash payment, within ten (10) days of the date of such termination, equal to the unpaid Base Salary to the end of the Term and all unpaid Guaranteed Bonuses to the end of the Term.

               B. If the your employment under this agreement is terminated by the us for Cause or by the you without Good Reason, the we shall pay you a lump sum cash payment within ten (10) days of the date of such termination, equal to your unpaid Base Salary to the termination date.

               C. If the your employment under this agreement is terminated by reason of your death or your total disability (as defined in Group's long term disability plan), we shall pay you your unpaid Base Salary to the date of termination plus a prorated portion of the Guaranteed Bonus, (prorated from the date of the last quarterly payment to the date of termination). Notwithstanding anything to the contrary contained in this or any other agreement, the restrictions on your restricted stock grant shall be removed and all such stock shall immediately vest.

               D. If you are entitled to receive payments or other benefits under this agreement upon the termination of your employment, you hereby irrevocably waive the right to receive any payments or other benefits under any other severance or similar plan maintained by the Group or Jefferies ("Other Severance Plan"), provided, however, that if the payments and other benefits provided under such Other Severance Plan exceed the payments and other benefits


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under this Agreement, you, in your sole discretion, may elect to receive the payments and benefits under such Other Severance Plan in lieu of the payments and benefits under this Agreement upon the termination of your employment. Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall affect your rights with respect to any stock option, restricted stock or other equity participation granted pursuant to any stock option, restricted stock, or other equity participation plan of Group or its affiliates, all of which shall be governed by the terms of the governing documents, including the specific grant documents.

IV.     MISCELLANEOUS

        In addition to and except for the matters governed by this Agreement, you will be entitled to all employee benefits and perquisites under such plans and programs as provided to other senior executives of Group and/or Jefferies from time to time.

        Group and Jefferies will indemnify and hold you harmless to the fullest extent permitted by applicable law if you are or become a party to, a subject or a target of, or witness or a participant in, or is threatened to be made a party to, a subject or a target of, or a witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that you in good faith believe might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (other than an action by or in the right of the Group or Jefferies) (a "Claim") by reason of (or arising in part out of) any event or occurrence related to the fact that you are or was a director, officer, manager, member, employee, agent or fiduciary of Group, or any subsidiary of Group, or is or was serving at the request of Group or one its subsidiaries as a director, officer, manager, member, employee, agent or fiduciary of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on your part while serving in such capacity against any and all Expenses (as defined below), including any and all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses. Such payment of Expenses shall be made Group as soon as practicable but in any event no later than twenty (20) business days after you make written demand therefore to Group.

        Group shall pay all Expenses incurred by you in advance of the final disposition of a Claim as soon as practicable after you incur the same, but in any event no later than twenty (20) business days after you make written demand therefore to the Group. You hereby undertake to repay the amount of any Expenses paid in advance if it is ultimately determined that you are not entitled to be indemnified by the Group. Group may request that you reconfirm this undertaking in writing prior to paying any Expense in advance. Any obligation by you to reimburse Group for any Expense advance shall be unsecured and no interest shall be charged thereon.

        "Expenses" shall mean any and all expenses (including attorneys' fees and all other costs, expenses and obligations) incurred in connection with investigating, defending, being a witness in, or a subject or a target of, or participating in (including on appeal), or preparing to defend, to




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be a witness in, or a subject or a target of, or to participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation; any and all judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by Group, which approval shall not be unreasonably withheld or delayed) of any Claim subject to indemnification hereunder; and any and all federal, state, local or foreign taxes imposed on you as a result of the actual or deemed receipt of any payments under this Agreement.

         The indemnification and advancement of expenses provided by this agreement shall be in addition to any rights to which you may otherwise be entitled under the Certificate of Incorporation or its Bylaws of Group and/or Jefferies (as now or hereafter in effect), any other agreement, the Delaware General Corporation Law, or otherwise.

        This letter agreement, including the exhibit, constitutes the entire agreement between you and Jefferies with respect to the subject matters referred to herein, and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every kind or nature with respect thereto, all of which have become merged and finally integrated into this letter agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the each of us and our respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Group) heirs and personal and legal representatives. The provisions of this agreement that relate to severance benefits, the restricted stock and options terms and grants and the indemnification and advancement of expenses shall survive the termination of your employment or the expiration of the Term.

        If the above terms are acceptable to you, I request that you signify your acceptance of the terms of this letter by signing and dating the copy enclosed and returning it to me.

                                            Sincerely,

                                            /s/ Richard B. Handler

                                            Richard B. Handler
                                            Chairman and Chief Executive Officer


Enclosure

AGREED TO AND ACCEPTED BY:


/s/ Lloyd H. Feller                         Dated: 11/4     , 2002
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        Lloyd H. Feller